Exhibit 4.1

Execution Version

THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

THIS THIRD AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT (this “Agreement”) is made as of December 18, 2019, by and among Forma Therapeutics Holdings, Inc., a Delaware corporation (the “Company”), each of the investors listed on Exhibit A hereto, each of which (together with any transferee of Preferred Shares or Registrable Securities that agrees to be bound by and subject to the terms and conditions of this Agreement as an Investor hereunder in accordance with Section 6.1 hereto) is referred to in this Agreement as an “Investor.”

RECITALS

WHEREAS, the Company and certain of the Investors are parties to that certain Series D Preferred Stock Purchase Agreement dated December 18, 2019 (the “Purchase Agreement”) by and among the Company and certain of the Investors named as purchasers therein (the “Series D Investors”), pursuant to which the Company will issue and sell shares of the Company’s Series D Preferred Stock, par value $0.001 per share to the Series D Investors;

WHEREAS, the Company, as successor in interest to Forma Therapeutics Holdings, LLC, and certain of the Investors are party to that certain Investors’ Rights Agreement (Second Amended and Restated) dated as of April 15, 2013 and effective as of August 29, 2012 (the “Prior Agreement”), which agreement such parties desire to amend and restate;

WHEREAS, Section 6.6 of the Prior Agreement provides that such Prior Agreement may be amended with the written consent of (a) the Company, (b) the holders of a majority of the outstanding Series B Preferred Shares and (c) the holders of a majority of the outstanding Series C Preferred Shares; and

WHEREAS, the Company and the Investors party to the Prior Agreement holding the requisite number of Series B Preferred Shares and Series C Preferred Shares desire to hereby amend and restate such Prior Agreement in its entirety.

NOW, THEREFORE, the parties hereby agree that the Prior Agreement shall be amended and restated, and the parties to this Agreement further agree as follows:

1. DEFINITIONS. For purposes of this Agreement:

1.1 “Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, manager, officer, director or trustee of such Person or any venture capital or investment fund now or hereafter existing that is controlled by one or more general partners, managing members or investment advisors of, or shares the same management company or investment advisor with, such Person.

1.2 “BMSIF” shall mean the Biomedical Sciences Investment Fund Pte. Ltd.

1.3 “Board of Directors” means the board of directors of the Company.

1.4 “Common Shares” means shares of the Company’s Common Stock, par value $0.001 per share.

1.5 “Damages” means any loss, damage, claim or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, claim or liability (or any action in respect thereof) arises out of or is based upon (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

1.6 “Derivative Securities” means any securities or rights convertible into, or exercisable or exchangeable for (in each case, directly or indirectly), Common Shares, including options and warrants.

1.7 “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder,

1.8 “Excluded Registration” means (i) a registration relating to the sale or grant of securities to employees of the Company or a subsidiary of the Company pursuant to an option, share purchase, or similar plan; (ii) a registration relating to an SEC Rule 145 transaction; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities or (iv) a registration in which the only Common Shares being registered is Common Shares issuable upon conversion of debt securities that are also being registered.

1.9 “Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

1.10 “Form S-3” means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

1.11 “GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

1.12 “Immediate Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a natural person referred to herein.

1.13 “Initiating Investors” means, collectively, Investors who properly initiate a registration request under this Agreement.

1.14 “IPO” means the Company’s first underwritten public offering of its Common Shares under the Securities Act.

1.15 “LVF” means Lilly Ventures Fund I LLC.

1.16 “Major Investor” means any holder of Preferred Shares that, individually or together with such Investor’s Affiliates, owns at least 2,200,000 shares of Registrable Securities derived from such Preferred Shares, as adjusted for any share split, share dividend, combination, or other recapitalization or reclassification effected after the date hereof.

1.17 “New Securities” means, collectively, equity securities of the Company, whether or not currently authorized, as well as rights, options, or warrants to purchase such equity securities, or securities of any type whatsoever that are, or may become, convertible or exchangeable into or exercisable for such equity securities.

1.18 “Novartis” means Novartis BioVentures Ltd. on behalf of Novartis Option Fund.

1.19 “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

1.20 “Preferred Director” means any director of the Company nominated by RA Capital, LVF, BMSIF or Novartis in accordance with the Voting Agreement (as defined in the Purchase Agreement).

1.21 “Preferred Shares” means, collectively, the Company’s Series A Preferred Shares, Series B Preferred Shares, Series C Preferred Shares and Series D Preferred Shares.

1.22 “RA Capital” means RA Capital Management, L.P. and its Affiliates.

1.23 “Registrable Securities” means (i) the Common Shares issuable or issued upon conversion of the Preferred Shares; (ii) any Common Shares, or any Common Shares issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company, acquired by an Investor on or after the date hereof; and (iii) any Common Shares issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i) and (ii) above excluding in all cases, however, any Registrable Securities sold by a Person in a transaction in which the applicable rights under this Agreement are not assigned pursuant to Section 6.1, and excluding for purposes of Section 2 any Registrable Securities for which registration rights have terminated pursuant to Section 2.13 of this Agreement.

1.24 “Registrable Securities then outstanding” means the number of shares determined by adding the number of outstanding Common Shares that are Registrable Securities and the number of Common Shares issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

1.25 “Restated Certificate” means the Company’s Amended and Restated Certificate of Incorporation, as amended and/or restated from time to time.

1.26 “Restricted Securities” means the securities of the Company required to bear the legend set forth in Section 2.12(b) hereof.

1.27 “SEC” means the Securities and Exchange Commission.

1.28 “SEC Rule 144” means Rule 144 (or any successor provisions) promulgated by the SEC under the Securities Act.

1.29 “SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

1.30 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.31 “Selling Expenses” means all underwriting discounts, selling commissions, and share transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Investor, except for the fees and disbursements of the Selling Investor Counsel borne and paid by the Company as provided in Section 2.6.

1.32 “Series A Preferred Shares” means shares of the Company’s Series A Preferred Stock, par value $0.001 per share.

1.33 “Series B Preferred Shares” means, collectively, the Company’s Series B-1 Preferred Shares, Series B-2 Preferred Shares, and Series B-3 Preferred Shares.

1.34 “Series B-1 Preferred Shares” means shares of the Company’s Series B-1 Preferred Stock, par value $0.001 per share.

1.35 “Series B-2 Preferred Shares” means shares of the Company’s Series B-2 Preferred Stock, par value $0.001 per share.

1.36 “Series B-3 Preferred Shares” means shares of the Company’s Series B-3 Preferred Stock, par value $0.001 per share.

1.37 “Series C Preferred Shares” means shares of the Company’s Series C Preferred Stock, par value $0.001 per share.

1.38 “Series D Director” means any director of the Company that the holders of record of the Series D Preferred Stock are entitled to elect, exclusively and as a separate class, pursuant to the Restated Certificate.

1.39 “Series D Preferred Shares” means shares of the Company’s Series D Preferred Stock, par value $0.001 per share.

2. REGISTRATION RIGHTS. The Company covenants and agrees as follows:

2.1 Demand Registration.

(a) Form S-1 Demand. If at any time after the earlier of three (3) years after the date of this Agreement or (y) one hundred eighty (180) days after the effective date of the registration statement for the IPO, the Company receives a written request from the Investors holding at least forty percent (40%) of the Registrable Securities then outstanding that the Company file a Form S-1 registration statement with respect to Registrable Securities having an anticipated aggregate offering price of not less than $10 million, net of Selling Expenses, then the Company shall (i) within ten (10) days after the date such request is given, give notice thereof (the “Demand Notice”) to all Investors other than the Initiating Investors and (ii) as soon as practicable, and in any event within sixty (60) days after the date such request is given by the Initiating Investors, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Investors requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Investors, as specified by notice given by each such Investor to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1(c) and Section 2.3.

(b) Form S-3 Demand. If at any time when it is eligible to use a Form S-3 registration statement, the Company receives a request from the Investors holding at least twenty percent (20%) of the Registrable Securities then outstanding that the Company file a Form S-3 registration statement with respect to outstanding Registrable Securities of such Investor or Investors having an anticipated aggregate offering price, net of Selling Expenses, of at least Five Hundred Thousand Dollars ($500,000), then the Company shall (i) within ten (10) days after the date such request is given, give a Demand Notice to all Investors other than the Initiating Investors and (ii) as soon as practicable, and in any event within forty-five (45) days after the date such request is given by the Initiating Investors, file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Investors, as specified by notice given by each such Investor to the Company within twenty (20) days of the date the Demand Notice is given, and in each case, subject to the limitations of Section 2.1(c) and Section 2.3.

(c) Notwithstanding the foregoing obligations, if the Company furnishes to Investors requesting a registration pursuant to this Section 2.1 a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective because such action would (i) materially interfere with a significant acquisition, corporate reorganization or other similar transaction involving the Company; (ii) require premature disclosure of material information that the Company has a bona fide business purpose for preserving as confidential or (iii) render the Company unable to comply with requirements under the Securities Act or Exchange Act, then the Company shall have the right to defer taking action with respect to such filing, and any time periods with respect to filing or effectiveness thereof shall be tolled correspondingly, for a period of not more than ninety (90) days after the request of the Initiating Investors is given; provided, however, that the Company may not invoke this right more than once in any twelve (12) month period and which shall not last longer than ninety (90) days in the aggregate; and provided further that the Company shall not register any capital stock for its own account or that of any other stockholder during such ninety (90) day period other than an Excluded Registration.

(d) The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(a) (i) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; (ii) after the Company has effected two registrations pursuant to Section 2.1(a); (iii) if the Company has effected one registration pursuant to Section 2.1(a) within the twelve (12) month period immediately preceding the date of such request; or (iv) if the Initiating Investors propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.1(b). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(b) (i) during the period that is thirty (30) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is ninety (90) days after the effective date of, a Company-initiated registration, provided, that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective or (ii) if the Company has effected two registrations pursuant to Section 2.1(b) within the twelve (12) month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Section 2.1(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Investors withdraw their request for such registration, elect not to pay the registration expenses therefor, and forfeit their right to one demand registration statement pursuant to Section 2.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 2.1(d).

2.2 Company Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Investors) any of its Common Stock under the Securities Act in connection with the public offering of such capital stock solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Investor notice of such registration. Upon the request of each Investor given within twenty (20) days after such notice is given by the Company, the Company shall, subject to the provisions of Section 2.3, cause to be registered all of the Registrable Securities that each such Investor has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 before the effective date of such registration, whether or not any Investor has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 2.6.

2.3 Underwriting Requirements.

(a) If, pursuant to Section 2.1, the Initiating Investors intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 2.1, and the Company shall include such information in the Demand Notice. The underwriter(s) will be selected by the Company and shall be reasonably acceptable to the Initiating Investors holding at least a majority of the subject Registrable Securities, In such event, the right of any Investor to include such Investor’s Registrable Securities in such registration shall be conditioned upon such Investor’s participation in such underwriting and the inclusion of such Investor’s Registrable Securities in the underwriting to the extent provided herein, All Investors proposing to distribute their capital stock through such underwriting shall (together with the Company as provided in Section 2.4(e)) enter into an underwriting agreement in customary form with the underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Section 2.3, if the underwriter(s) advise(s) the Initiating Investors in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Initiating Investors shall so advise all Investors holding Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be allocated among such Investors, including the Initiating Investors, in proportion (as nearly as practicable) to the number of Registrable Securities owned by each Investor or in such other proportion as shall mutually be agreed to by all such selling Investors; provided, however, that the number of Registrable Securities held by the Investors to be included in such underwriting shall not be reduced unless all other capital stock are first entirely excluded from the underwriting. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Investor to the nearest one hundred (100) shares.

(b) In connection with any offering involving an underwriting of shares of the Company’s capital stock pursuant to Section 2.2, the Company shall not be required to include any of the Investors’ Registrable Securities in such underwriting unless the Investors accept the terms of the underwriting as agreed upon between the Company and its underwriter(s), and then only in such quantity as the underwriter(s) in their/its sole discretion determine(s) will not jeopardize the success of the offering by the Company, If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold (other than by the Company) that the underwriter(s) in their/its reasonable discretion determine(s) is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriter(s) and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriter(s) determine(s) that less than all of the Registrable Securities requested to be registered can be included in such offering, then the Registrable Securities that are included in such offering shall be allocated among the selling Investors in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Investor or in such other proportions as shall mutually be agreed to by all such selling Investors. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Investor to the nearest 100 shares. Notwithstanding the foregoing, in no event shall (i) the number of Registrable Securities included in the offering be reduced unless all other securities (other than securities to be sold by the Company) are first entirely excluded from the offering or (ii) the number of Registrable Securities included in the offering be reduced below thirty percent (30%) of the total number of securities included in such offering, unless such offering is the IPO, in which case the selling Investors may be excluded further if the underwriters make the determination described above and no other stockholder’s securities are included in such offering. For purposes of the provision in this Section 2.3(b) concerning apportionment, for any selling Investor that is a partnership, limited liability company, or corporation, the partners, members, retired partners, retired members, stockholders, and Affiliates of such Investor, or the estates and Immediate Family

Members of any such partners, retired partners, members, and retired members and any trusts for the benefit of any of the foregoing Persons, shall be deemed to be a single “selling Investor,” and any pro rata reduction with respect to such “selling Investor” shall be based upon the aggregate number of Registrable Securities owned by all Persons included in such “selling Investor,” as defined in this sentence.

(c) For purposes of Section 2.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions, fewer than fifty percent (50%) of the total number of Registrable Securities that Investors have requested to be included in such registration statement are actually included.

2.4 Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such registration statement to become effective and, upon the request of the Investors holding at least a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to one hundred twenty (120) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that (i) such one hundred twenty (120) day period shall be extended for a period of time equal to the period the Investor refrains, at the request of an underwriter of Common Shares (or other securities) of the Company, from selling any securities included in such registration and (ii) in the case of any registration of Registrable Securities on Form S-3 that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such one hundred twenty (120) day period shall be extended for up to an additional sixty (60) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold;

(b) prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to keep such registration statement effective for the period specified in clause (a) above and to comply with the Securities Act in order to enable the disposition of all securities covered by such registration statement;

(c) furnish to the selling Investors such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Investors may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d) use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or blue-sky laws of such jurisdictions as shall be reasonably requested by the selling Investors; provided that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

(f) use its reasonable best efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h) promptly make available for inspection by the selling Investors, any underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Investors, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i) notify each selling Investor, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed;

(j) after such registration statement becomes effective, notify each selling Investor of any request by the SEC that the Company amend or supplement such registration statement or prospectus;

(k) immediately notify each seller of Registrable Securities and each underwriter under such registration statement, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event of which the Company has knowledge as a result of which the prospectus contained in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and

(l) in the case of an underwritten offering, use its reasonable best efforts to furnish, at the request of any Investor requesting registration of Registrable Securities pursuant to this Section 2 on the date on which such Registrable Securities are sold to the underwriter, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters and such Investor and (ii) a “comfort” letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any.

In addition, the Company shall ensure that, at all times after any registration statement covering a public offering of securities of the Company under the Securities Act shall have become effective, its insider trading policy shall provide that the Company’s directors may implement a trading program under Rule 10b5-1 of the Exchange Act.

2.5 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Investor that such Investor shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration of such Investor’s Registrable Securities.

2.6 Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements, not to exceed $50,000, of one special counsel for the selling Investors (“Selling Investor Counsel”), shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Investors of a majority of the Registrable Securities to be registered (in which case all selling Investors shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Investors of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Section 2.1(a) or Section 2.1(b), as the case may be; provided further that if, at the time of such withdrawal, the Investors shall have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Investors at the time of their request and have withdrawn the request with reasonable promptness after learning of such information then the Investors shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Section 2.1(a) or Section 2.1(b). All other Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Investors pro rata on the basis of the number of Registrable Securities registered on their behalf.

2.7 Delay of Registration. No Investor shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2,

2.8 Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each selling Investor, and the partners, members, managers, officers, directors, and stockholders of each such Investor; legal counsel and accountants for each such Investor; any underwriter (as defined in the Securities Act) for each such Investor; and each Person, if any, who controls such Investor or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Investor, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Investor, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b) To the extent permitted by law, each selling Investor, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act) any other Investor selling securities in such registration statement, and any controlling Person of any such underwriter or other Investor, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Investor expressly for use in connection with such registration; and each such selling Investor will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Investor, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Investor by way of indemnity or contribution under Sections 2.8(b) and 2.8(d) exceed the proceeds from the offering received by such Investor (net of any Selling Expenses paid by such Investor) except in the case of fraud or willful misconduct by such Investor.

(c) Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action will not relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, except to the extent, and only to the extent, that such failure actually and materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

(d) To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.8 provides for indemnification in such case or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case, (x) no Investor will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Investor pursuant to such registration statement and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further that in no event shall an Investor’s liability pursuant to this Section 2.8(d), when combined with the amounts paid or payable by such Investor pursuant to Section 2.8(b), exceed the proceeds from the offering received by such Investor (net of any Selling Expenses) paid by such Investor), except in the case of fraud or willful misconduct by such Investor.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) Unless otherwise superseded by an underwriting agreement entered into in connection with the underwritten public offering, the obligations of the Company and Investors under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

2.9 Reports Under Exchange Act. With a view to making available to the Investors the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit an Investor to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company shall:

(a) make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144, at all times after the effective date of the registration statement filed by the Company for the IPO;

(b) use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after the Company has become subject to such reporting requirements); and

(c) furnish to any Investor, so long as the Investor owns any Registrable Securities, forthwith upon request (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144 (at any time after ninety (90) days after the effective date of the registration statement filed by the Company for the IPO), the Securities Act, and the Exchange Act (at any time after the Company has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Company so qualifies); (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company and (iii) such other information as may be reasonably requested in availing any Investor of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Company has become subject to the reporting requirements under the Exchange Act) or pursuant to Form S-3 (at any time after the Company so qualifies to use such form),

2.10 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Investors collectively holding at least 59% of the outstanding Series D Preferred Shares (the “Requisite Series D Holders”), voting exclusively and as a separate class, enter into any agreement with any holder or prospective holder of any securities of the Company that (i) would allow such holder or prospective holder to include such securities in any registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the number of the Registrable Securities of the Investors that are included or (ii) allow such holder or prospective holder to initiate a demand for registration of any securities held by such holder or prospective holder.

2.11 “Lock-Up” Agreement. If requested in writing by the Company or the underwriters for the IPO, each Investor hereby agrees that it will not, without the prior written consent of the managing underwriter if approved by the Investors holding at least a majority of the Registrable Securities, during the period commencing on the date of the final prospectus relating to the IPO, and ending on the date specified by the Company and the managing underwriter (such period not to exceed one hundred eighty (180) days, or such other period as may be requested by the Company or an underwriter to accommodate regulatory restrictions on (1) the publication or other distribution of research reports, and (2) analyst recommendations and opinions, including, but not limited to, the restrictions contained in applicable FINRA rules, or any successor provisions or amendments thereto), (i) lend; offer; pledge; sell; contract to sell; sell any option or contract to purchase; purchase any option or contract to sell; grant any option, right, or warrant to purchase; or otherwise transfer or dispose of, directly or indirectly, any Common Shares or any securities convertible into or exercisable or exchangeable (directly or indirectly) for Common Shares held immediately before the effective date of the registration statement for such offering or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Shares or other securities, in cash, or otherwise. The foregoing provisions of this Section 2.11 shall not apply to the sale of any Shares to an underwriter pursuant to an underwriting agreement, or the transfer of any shares to any Affiliate of the Investor, distributions to a limited partner or member of the Investor, trust for the direct or indirect benefit of the Investor or the immediate family of the Investor, provided that the transferee agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value, or the sale or other disposition of any Shares or other securities acquired by an Investor in the IPO or the open market following the IPO, and shall be applicable to the Investors only if all officers and directors and all stockholders individually owning one percent (1%) or more of the Company’s outstanding capital stock are subject to the same restrictions. The underwriters in connection with such registration are intended third-party beneficiaries of this Section 2.11 and shall have the right, power, and authority to enforce the provisions hereof as though they were a party hereto. Each Investor further agrees to execute such agreements as may be reasonably requested by the underwriters in connection with such registration that are consistent with this Section 2.11 or that are necessary to give further effect thereto. Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Investors subject to such agreements, based on the number of shares subject to such agreements.

2.12 Restrictions on Transfer.

(a) The Preferred Shares and the Registrable Securities shall not be sold, pledged, or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge, or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act. A transferring Investor will cause any proposed purchaser, pledgee, or transferee of the Preferred Shares and the Registrable Securities held by such Investor to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

(b) Each certificate, instrument or book entry representing (i) the Preferred Shares, (ii) the Registrable Securities and (iii) any other securities issued in respect of the securities referenced in clauses (i) and (ii), upon any share split, share dividend, recapitalization, merger, consolidation, or similar event, shall (unless otherwise permitted by the provisions of Section 2.12(c)) be notated with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED, OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.

THE SECURITIES REPRESENTED HEREBY MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

The Investors consent to the Company making a notation in its records and giving instructions to any transfer agent of the Restricted Securities in order to implement the restrictions on transfer set forth in this Section 2.12.

(c) The holder of such Restricted Securities, by acceptance of ownership thereof, agrees to comply in all respects with the provisions of this Section 2. Before any proposed sale, pledge, or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Investor thereof shall give notice to the Company of such Investor’s intention to effect such sale, pledge, or transfer; provided, that no such notice shall be required if the sale, pledge or transfer complies with SEC Rule 144. Each such notice shall describe the manner and circumstances of the proposed sale, pledge, or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Investor’s expense by either (i) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (ii) a “no action” letter from the SEC to the effect that the proposed sale, pledge, or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto or (iii) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge, or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the holder of such Restricted Securities shall be entitled to sell, pledge, or transfer such Restricted Securities in accordance with the terms of the notice given by such Investor to the Company. The Company will not require such a legal opinion or “no action” letter (x) in any transaction in compliance with SEC Rule 144 or (y) in any transaction in which such Investor distributes Restricted Securities to an Affiliate of such Investor for no consideration; provided that each transferee agrees in writing to be subject to the terms of this Section 2.12. Each certificate, instrument or book entry evidencing the Restricted Securities transferred as above provided shall bear, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Section 2.12(b), except that such certificate, instrument or book entry shall not bear such restrictive legend if, in the opinion of counsel for such Investor and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

2.13 Termination of Registration Rights. The right of any Investor to request registration or inclusion of Registrable Securities in any registration pursuant to Section 2.1 or Section 2.2 shall terminate upon the earliest to occur of:

(a) the fourth anniversary of the Company’s IPO;

(b) the closing of a Deemed Liquidation Event; and

(c) solely with respect to Section 2.2, when all of the Registrable Securities held by such Investor (together with any Affiliate of such Investor with whom such Investor must aggregate its sales under SEC Rule 144) could be sold without restriction under SEC Rule 144 within any 90-day period.

3. INFORMATION AND MANAGEMENT RIGHTS.

3.1 Delivery of Financial Statements. The Company shall deliver to each Major Investor:

(a) as soon as practicable, but in any event within one hundred eighty (180) days after the end of each fiscal year of the Company, (i) an audited balance sheet as of the end of such year, (ii) audited statements of income and of cash flows for such year, and (iii) an audited statement of stockholders’ equity as of the end of such year, and a comparison between (x) the actual amounts as of and for such fiscal year and (y) the comparable amounts for the prior year and as included in the Budget (as defined in Section 3.1(e)) for such year, with an explanation of any material differences between such amounts and a schedule as to the sources and applications of funds for such year, and (iii) a statement of stockholders’ equity as of the end of such year, all such financial statements audited and certified by independent public accountants of nationally recognized standing selected by the Company.

(b) as soon as practicable, but in any event within thirty (30) days after the end of the first three (3) quarters of each fiscal year of the Company, unaudited statements of income and of cash flows for such fiscal quarter, and an unaudited balance sheet and a statement of stockholders’ equity as of the end of such fiscal quarter, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(c) as soon as practicable, but in any event within forty-five (45) days after the end of each fiscal quarter of the Company, a statement showing the number of shares of each class and series of securities and securities convertible into or exercisable for shares of securities outstanding at the end of the period, the Common Shares issuable upon conversion or exercise of any outstanding securities convertible or exercisable for Common Shares and the exchange ratio or exercise price applicable thereto, and the number of shares of issued options and options not yet issued but reserved for issuance, if any, all in sufficient detail as to permit the Major Investors to calculate their respective percentage equity ownership in the Company, and certified by the chief financial officer or chief executive officer of the Company as being true, complete, and correct.

(d) as soon as practicable, but in any event within thirty (30) days of the end of each month, an unaudited income statement and statement of cash flows for such month, and an unaudited balance sheet and statement of stockholders’ equity as of the end of such month, all prepared in accordance with GAAP (except that such financial statements may (i) be subject to normal year-end audit adjustments and (ii) not contain all notes thereto that may be required in accordance with GAAP);

(e) as soon as practicable, but in any event thirty (30) days before the end of each fiscal year, a budget and business plan for the next fiscal year (collectively, the “Budget”), approved by the Board (including two-thirds of the Preferred Directors) and prepared on a monthly basis, including balance sheets, income statements, and statements of cash flow for such months and, promptly after prepared, any other budgets or revised budgets prepared by the Company;

(f) with respect to the financial statements called for in Section 3.1(a) and Section 3.1(b) an instrument executed by the chief financial officer and chief executive officer of the Company certifying that such financial statements were prepared in accordance with GAAP consistently applied with prior practice for earlier periods (except as otherwise set forth in Section 3.1(b) and fairly present the financial condition of the Company and its results of operation for the periods specified therein; and

(g) such other information relating to the financial condition, business, prospects, or affairs of the Company as any Major Investor may from time to time reasonably request; provided, however, that the Company shall not be obligated under this Section 3.1 to provide information (i) that the Company reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or (ii) the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

The Board and the Company, upon the recommendation of its outside accountants will determine whether audited financial statements will be at the subsidiary or consolidated level.

Notwithstanding anything else in this Section 3.1 to the contrary, (i) the Company may cease providing the information set forth in this Section 3.1 during the period starting with the date sixty (60) days before the Company’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the SEC rules applicable to such registration statement and related offering; provided that the Company’s covenants under this Section 3.1 shall be reinstated at such time as the Company is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective, and (ii) any Investor that was deemed a Major Investor as of the date of this Agreement and then subsequently no longer qualifies as a Major Investor may still receive from the Company upon request the information set forth in Sections 3.1(a) - (e).

3.2 Inspection. The Company shall permit each Major Investor, at such Major Investor’s expense, to visit and inspect the Company’s properties; examine its books of account and records; and discuss the Company’s affairs, finances, and accounts with its officers, during normal business hours of the Company as may be reasonably requested by the Major Investor; provided, however, that the Company shall not be obligated pursuant to this Section 3.2 to provide access to any information that it reasonably and in good faith considers to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company) or the disclosure of which would adversely affect the attorney-client privilege between the Company and its counsel.

3.3 Termination of Information Rights. The covenants set forth in Section 3.1 and Section 3.2 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO or (ii) upon a Deemed Liquidation Event, as such term is defined in the Restated Certificate, whichever event occurs first.

3.4 Confidentiality. Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 3.4 by such Investor), (b) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; provided, however, that an Investor may disclose confidential information (i) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Registrable Securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Section 3.4; (iii) to any existing or prospective Affiliate, partner, partner of partner, member, stockholder, wholly owned subsidiary of such Investor or limited partner of an investment entity formed (or to be formed) after the date hereof that is an advisory or subadvisory client of such Investor in the ordinary course of business, provided that such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, regulation, rule, court order or subpoena, provided that the Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure. The Company acknowledges that at least some of the Investors are in the business of venture capital and other investing and therefore review the business plans and related proprietary information of many enterprises, including enterprises which may have products or services which compete directly or indirectly with those of the Company. Nothing in this Agreement shall preclude or in any way restrict the Investors from investing or participating in any particular enterprise whether or not such enterprise has products or services which compete with those of the Company. The Company hereby agrees that, to the extent permitted under applicable law, the Investors (and their Affiliates) shall not be liable to the Company for any claim arising out of, or based upon, (i) the investment by the Investors (or their Affiliates) in any entity competitive with the Company, or (ii) actions taken by any partner, officer, employee or other representative of any Investor (or its Affiliates) to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company; provided, however, that the foregoing shall not relieve (x) any of the Investors from liability associated with the unauthorized disclosure of the Company’s confidential information obtained pursuant to this Agreement, or (y) any director or officer of the Company from any liability associated with his or her fiduciary duties to the Company.

4. RIGHTS TO FUTURE SHARE ISSUANCES.

4.1 Right of First Offer. Subject to the terms and conditions of this Section 4.1 and applicable securities laws, if the Company proposes to offer or sell any New Securities, the Company shall first offer such New Securities to each Major Investor. A Major Investor shall be entitled to apportion the right of first offer hereby granted to it among itself, its Affiliates and its beneficial interest holders, such as limited partners, members or any other Person having “beneficial ownership,” as such term is defined in Rule 13d-3 promulgated under the Exchange Act, of such Major Investor, in such proportions as it deems appropriate.

(a) The Company shall give notice (the “Offer Notice”) to each Major Investor stating (i) its bona fide intention to offer such New Securities, (ii) the number of such New Securities to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such New Securities.

(b) By notification to the Company within twenty (20) days after the Offer Notice is given, each Major Investor may elect to purchase or otherwise acquire, at the price and on the terms specified in the Offer Notice, up to that portion of such New Securities which equals the proportion that the Common Shares issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Shares and any other Derivative Securities, as well as any other Common Shares, then held, by such Major Investor, bears to the total Common Shares of the Company then outstanding (assuming full conversion and/or exercise, as applicable, of all Preferred Shares and other Derivative Securities, other than shares of Enterprise Junior Stock (as defined in the Restated Certificate)). At the expiration of such twenty (20) day period, the Company shall promptly notify each Major Investor that elects to purchase or acquire all the shares available to it (each, a “Fully Exercising Major Investor”) of any other Major Investor’s failure to do likewise. During the ten (10) day period commencing after the Company has given such notice, each Fully Exercising Major Investor may, by giving notice to the Company, elect to purchase or acquire, in addition to the number of shares specified above, up to that portion of the New Securities, for which Major Investors were entitled to subscribe but that were not subscribed for by the Major Investors which is equal to the proportion that the Common Shares issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of Preferred Shares and any other Derivative Securities, as well as any other Common Shares, then held, by such Fully Exercising Major Investor bears to the Common Shares issued and held, or issuable (directly or indirectly) upon conversion and/or exercise, as applicable, of the Preferred Shares and any other Derivative Securities, as well as any other Common Shares, then held, by all Fully Exercising Major Investors who wish to purchase such unsubscribed shares. The closing of any sale pursuant to this Section 4.1(b) shall occur within the later of ninety (90) days of the date that the Offer Notice is given and the date of initial sale of New Securities pursuant to Section 4.1(c).

(c) If all New Securities referred to in the Offer Notice are not elected to be purchased or acquired as provided in Section 4.1(b), the Company may, during the ninety (90) day period following the expiration of the periods provided in Section 4.1(b), offer and sell the remaining unsubscribed portion of such New Securities to any Person or Persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the Offer Notice. If the Company does not enter into an agreement for the sale of the New Securities within such period, or if such agreement is not consummated within thirty (30) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such New Securities shall not be offered unless first reoffered to the Major Investors in accordance with this Section 4.1.

(d) The right of first offer in this Section 4.1 shall not be applicable to (i) Exempted Securities (as defined in the Restated Certificate); and (ii) shares of the Company’s Common Stock issued in the IPO.

4.2 Termination. The covenants set forth in Section 4.1 shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO or (ii) upon a Deemed Liquidation Event, as defined in the Restated Certificate, whichever event occurs first.

5. ADDITIONAL COVENANTS.

5.1 Insurance. The Company and its subsidiaries shall maintain as to their respective properties and business, with financially sound and reputable insurers, insurance against such casualties and contingencies and of such types and in such amounts as is customary for companies similarly situated, which insurance shall be deemed by the Company to be sufficient. For so long as any Preferred Director serves on the Board, and for a period of at least six (6) years thereafter, the Company hereby agrees to (a) provide for indemnification and reimbursement of expenses of directors to the fullest extent permitted by law, and (b) maintain director and officer liability insurance on behalf of any person who is or was a director or an officer of the Company, or is or was serving at the request of the Company as a director or an officer of another corporation, limited liability company, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by him or her in any such capacity, or arising out of his or her status as such. Such director and officer liability insurance policy shall not be cancelable by the Company without prior approval by the Board of Directors, including the Series D Director, if then in office.

5.2 Employee Agreements. The Company will cause (i) each person now or hereafter employed by it or by any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into a nondisclosure and proprietary rights assignment agreement, and (ii) each Key Employee (as defined in the Purchase Agreement) to enter into a one (1) year nonsolicitation agreement, in a form acceptable to the Board of Directors, including a majority of the Preferred Directors then in office. In addition, the Company shall not amend, modify, terminate, waive, or otherwise alter, in whole or in part, any of the above-referenced agreements or any restricted share agreement between the Company and any employee, without the approval of the Board, including a majority of the Preferred Directors then in office.

5.3 Reserve for Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Common Shares, for the purpose of effecting the conversion of the Preferred Shares, such number of its duly authorized Common Shares as shall be sufficient to effect the conversion in full of the Preferred Shares from time to time outstanding. If at any time the number of authorized but unissued Common Shares shall not be sufficient to effect the conversion in full of the Preferred Shares, the Company will forthwith take such action as may be necessary to increase its authorized but unissued Common Shares to such number of shares as shall be sufficient for such purposes. The Company will use its best efforts to obtain any authorization, consent, approval or other action by or make any filing with any court or administrative body that may be required under applicable state capital stock laws in connection with the issuance of Common Shares upon conversion of the Preferred Shares.

5.4 Matters Requiring Investor Director Approval. So long as the holders of Preferred Shares are entitled to elect a Preferred Director, the Company hereby covenants and agrees with each of the Investors that it shall not, without approval of the Board of Directors, which approval must include the affirmative vote of a majority of the Preferred Directors then in office:

(a) make any loan or advance to, or own any equity securities of, any other Person unless it is wholly owned by the Company (other than routine advances to employees of the Company or its subsidiaries in the ordinary course of business);

(b) make any loan or advance to any Person, except advances and similar expenditures in the ordinary course of business or under the terms of an employee stock or option plan approved by the Board;

(c) guarantee any indebtedness except for trade accounts of the Company or any subsidiary of the Company arising in the ordinary course of business;

(d) make any investment in the debt or equity securities of another Person (other than for investments in readily marketable securities for cash management purposes in the ordinary course of business);

(e) incur any aggregate indebtedness in excess of $500,000 that is not already included in a budget approved by the Board, including two-thirds of the Preferred Directors, other than trade credit incurred in the ordinary course of business;

(f) enter into or be a party to any transaction with any director, or officer of the Company or any “associate” (as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934) of any such Person (other than customary employment agreements, consulting agreements and grants of Shares in the ordinary course of business related to such Person’s employment or service as a director);

(g) approve any equity incentive plans or approve changes to any existing equity incentive plans;

(h) approve the annual budget or materially modify the annual budget by more than ten percent (10%) of the aggregate expenditure amount in a previously approved budget for a given fiscal year, or change the principal business or strategy of the Company, enter new lines of business, or exit the current line of business;

(i) sell, transfer, license, pledge or encumber technology or material intellectual property assets, other than licenses granted in the ordinary course of business;

(j) form or acquire the equity securities of any new subsidiary;

(k) hire, fire or change the compensation of the executive officers or consultants, including in any case equity incentive arrangements for any such individual; or

(l) enter into, amend or waive, any provision of, or terminate, any agreement between any of the Company’s subsidiaries, or between the Company and any of its subsidiaries.

5.5 Board Matters. Unless otherwise determined by the vote of a majority of the directors then in office, the Board of Directors shall meet at least quarterly in accordance with an agreed-upon schedule. The Company shall reimburse the nonemployee directors for all reasonable out-of-pocket travel expenses incurred (consistent with the Company’s travel policy) in connection with attending meetings of the Board of Directors (including any committees thereof). The Company will maintain (i) an audit committee comprised of at least three (3) directors, at least one (1) of whom shall be the Series D Director if then in office, and the other of whom shall be a Preferred Director, and (ii) a compensation committee comprised of at least three (3) directors, including each Preferred Director if then in office.

5.6 Indemnification; Successor Indemnification. The Company shall provide that its Certificate and Bylaws provide for indemnification of officers and directors of the Company to the maximum extent permitted by law. The Company shall enter into a customary indemnification agreement in a form satisfactory to the Investors with each member of the Board of Directors. The Company hereby acknowledges that one (1) or more of the directors nominated to serve on the Board of Directors by the Investors (each an “Investor Director”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more of the Investors and certain of their Affiliates (collectively, the “Investor Indemnitors”). The Company hereby agrees (a) that it is the indemnitor of first resort (i.e., its obligations to any such Investor Director are primary and any obligation of the Investor Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Investor Director are secondary), (b) that it shall be required to advance the full amount of expenses incurred by such Investor Director and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement by or on behalf of any such Investor Director to the extent legally permitted and as required by the Company’s Certificate of Incorporation or Bylaws of the Company (or any agreement between the Company and such Investor Director), without regard to any rights such Investor Director may have against the Investor Indemnitors, and, (c) that it irrevocably waives, relinquishes and releases the Investor Indemnitors from any and all claims against the Investor Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees that no advancement or payment by the Investor Indemnitors on behalf of any such Investor Director with respect to any claim for which such Investor Director has sought indemnification from the Company shall affect the foregoing and the Investor Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Investor Director against the Company. The Investor Directors and the Investor Indemnitors are express third-party beneficiaries of this Section 5.6 and shall have the right, power and authority to enforce the provisions of this Section 5.6 as though they were a party to this Agreement. If the Company or any of its successors or assignees consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, then to the extent necessary, proper provision shall be made so that the successors and assignees of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately before such transaction, whether such obligations are contained in the Company’s Bylaws, the Restated Certificate, or elsewhere, as the case may be.

5.7 Observer Rights. In the event RA Capital, Novartis or Lilly is no longer entitled to appoint a Preferred Director as set forth in the Voting Agreement (as defined in the Purchase Agreement), then the Company shall invite a representative of such Investor that is no longer entitled to so appoint a Preferred Director to attend all meetings of the Board in a nonvoting observer capacity and, in this respect, shall give such representative copies of all notices, minutes, consents, and other materials that it provides to its directors; provided, however, that such representative shall agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information so provided; and provided further, that the Company reserves the right to withhold any information and to exclude such representative from any meeting or portion thereof if in the reasonable opinion of counsel to the Company, (i) access to such information or attendance at such meeting could reasonably be expected to (A) adversely affect the attorney-client privilege between the Company and its counsel, (B) result in disclosure of trade secrets or of confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to the Company), or (C) result in a conflict of interest, or (ii) such Investor or its representative is a competitor of the Company.

5.8 Employee Stock. Unless otherwise approved by the Board of Directors, including the Series D Director, all future employees and consultants of the Company who purchase, receive options to purchase, or receive awards of shares of the Company’s capital stock after the date hereof shall be required to execute restricted stock or option agreements, as applicable, providing for (i) vesting of shares over a four (4) year period, with the first twenty-five percent (25%) of such shares vesting following twelve (12) months of continued employment or service, and the remaining shares vesting in equal monthly installments over the following thirty-six (36) months, and (ii) a market stand-off provision substantially similar to that in Section 2.11. Without the prior approval by the Board of Directors, including a majority of the Preferred Directors, the Company shall not amend, modify, terminate, waive or otherwise alter, in whole or in part, any stock purchase, stock restriction or option agreement with any existing employee or service provider if such amendment would cause it to be inconsistent with this Section 5.8. In addition, unless otherwise approved by the Board of Directors, including a majority of the Preferred Directors, the Company shall retain (and not waive) a “right of first refusal” on employee transfers until the Company’s IPO and shall have the right to repurchase unvested shares at cost upon termination of employment of a holder of restricted stock.

5.9 Publicity. None of the Company, its subsidiaries or any of their respective representatives shall (a) use the name of RA Capital, Wellington Management Company LLP (“Wellington”) or any successor or affiliated investment advisor or subadvisor thereof to Wellington Biomedical Innovation Master Investors (Cayman) I L.P. (the “Wellington Investor”) or of the Wellington Investor or any partner or employee of RA Capital, Wellington or the Wellington Investor in any manner or format (including reference on or links to websites, press releases, etc.) without the prior approval of RA Capital or Wellington, as applicable, or (b) issue any statement or communication to any third party (other than to their legal, accounting and financial advisors) regarding RA Capital’s or the Wellington Investor’s investment in the Company without the consent of RA Capital or Wellington, respectively. Notwithstanding the foregoing, the Company may, (i) if RA Capital’s or the Wellington Investor’s investment in the

Company has been publicly disclosed by RA Capital or Wellington, respectively, or with RA Capital’s or Wellington’s respective prior consent, from then forward confirm in non-public communications that RA Capital or the Wellington Investor, respectively, has invested in the Company and provide any other information that has been previously disclosed by or with RA Capital’s or Wellington’s consent, respectively, and (ii) without the prior approval of RA Capital or Wellington, disclose the terms and/or amount of RA Capital’s or the Wellington Investor’s respective investment (x) to a bona fide potential investor in, or bona fide acquiror or strategic partner of, the Company in connection with such potential party’s due diligence process or (y) as required by law, rule, regulation or listing standard to do so; in which case the Company (A) shall promptly notify RA Capital and/or Wellington, as applicable, of such requirement and will cooperate with such Investor, to the extent practicable to limit the information disclosed to only such information that the Company, as advised by counsel, is required by law to be disclosed and (B) will, to the extent practicable and at the request and sole expense of such Investor, seek to obtain a protective order over, or confidential treatment of, such information. In addition the Company may use (after review and approval by RA Capital or Wellington, as applicable): (i) an approved, brief description of such Investor in an initial press release announcing the transactions contemplated by the Purchase Agreement if such Investor is the lead investor and/or the same information is being included for other investors in connection with the closing of the transactions contemplated by the Purchase Agreement, (ii) RA Capital’s and Wellington’s name and/or logo on the Company’s website provided that such names and logos are listed alongside other investors in the Company of like size and without undue prominence and that such Investors are not the only investor names or logos disclosed; and (iii) RA Capital and Wellington’s name and/or logo in the Company’s marketing materials distributed to bona fide potential investors in connection with raising additional rounds of private financing if the fact that such Investor are investors in the Company is already publicly available information.

5.10 Material Non-Public Information. The Company understands and acknowledges that in the regular course of RA Capital’s and Wellington’s businesses, such Investors and any of their respective affiliates and/or representatives currently may be invested in, may invest in or may consider investments companies that have issued securities that are publicly traded in the United States (each, a “Public Company”). The Company agrees that before providing material non-public information about a Public Company to either such Investor, the Company will provide prior written notice identifying the Public Company to such Investor’s designated compliance personnel. The Company shall not disclose such Public Company information to such Investor without written authorization from such compliance personnel, provided, however, that, the Company will be permitted to disclose agreements entered into with Public Companies in the ordinary course of business, such as routine customer, supplier, advertising and publishing agreements without such written authorization.

5.11 Termination of Covenants. The covenants set forth in this Section 5, except for Section 5.6, shall terminate and be of no further force or effect (i) immediately before the consummation of the IPO or (ii) when the Company first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Exchange Act, or (iii) upon a Deemed Liquidation Event, as such term is defined in the Restated Certificate, whichever event occurs first.

6. MISCELLANEOUS.

6.1 Successors and Assigns. The rights under this Agreement may be assigned (but only with all related obligations) by an Investor to (i) an Affiliate of such Investor or (ii) a transferee of at least 500,000 Preferred Shares or Registrable Securities (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization); provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement as an Investor hereunder, including the provisions of Section 2.11. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

6.2 Governing Law. This Agreement and any controversy arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

6.3 Counterparts; Facsimile. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6.4 Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

6.5 Notices.

(a) All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (i) personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail during the recipient’s normal business hours, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses (and with such copies, which shall not constitute notice) as set forth on Schedule A hereto, or to the principal office of the Company and to the attention of the Chief Executive Officer, in the case of the Company, or to such email address, or address as subsequently modified by written notice given in accordance with this Section 6.5. If notice is given to the Company, a copy (which shall not constitute notice) shall also be sent to William D. Collins, Esq., Goodwin Procter LLP, 100 Northern Avenue, Boston, MA 02110, email wcollins@goodwinlaw.com, and if notice is given to Investors, a copy (which shall not constitute notice) shall also be given to Ryan Sansom, Cooley LLP, 500 Boylston Street, 14th Floor, Boston, MA 02116, email rsansom@cooley.com.

(b) Consent to Electronic Notice. Each Investor consents to the delivery of any stockholder notice pursuant to the Delaware General Corporation Law (the “DGCL”), as amended or superseded from time to time, by electronic transmission pursuant to Section 232 of the DGCL (or any successor thereto) at the electronic mail address set forth below such Investor’s name on the Schedules hereto, as updated from time to time by notice to the Company, or as on the books of the Company. To the extent that any notice given by means of electronic transmission is returned or undeliverable for any reason, the foregoing consent shall be deemed to have been revoked until a new or corrected electronic mail address has been provided, and such attempted electronic notice shall be ineffective and deemed to not have been given. Each Investor agrees to promptly notify the Company of any change in such stockholder’s electronic mail address, and that failure to do so shall not affect the foregoing.

6.6 Amendments and Waivers.

(a) Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of (a) the Company and (b) the Requisite Series D Holders, voting separately as an exclusive class; provided that: (a) Exhibit A hereto may be amended by the Company from time to time to add or change information regarding Investors without the consent of any of the parties hereto; (b) Company may in its sole discretion waive compliance with Section 2.12(c) (and the Company’s failure to object promptly in writing after notification of a proposed assignment allegedly in violation of Section 2.12(c) shall be deemed to be a waiver); and (c) that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. Notwithstanding the foregoing, (a) this Agreement may not be amended or terminated and the observance of any term hereof may not be waived with respect to any Investor without the written consent of such Investor, unless such amendment, modification, termination, or waiver applies to all Investors in the same fashion (it being agreed that a waiver of the provisions of Section 4 with respect to a particular transaction shall be deemed to apply to all Investors in the same fashion if such waiver does so by its terms, notwithstanding the fact that certain Investors may nonetheless, by agreement with the Company, purchase securities in such transaction), (b) Sections 3.1 and 3.2, Section 4 and any other section of this Agreement applicable to the Major Investors (including this clause (b) of this Section 6.6(a)) may not be amended, modified, terminated or waived without the written consent of the holders of at least a majority of the Registrable Securities then outstanding and held by the Major Investors, (c) Subsections 1.15, 3.4, 5.9 and 5.10 and this clause (c) may not be amended, modified, terminated or waived with respect to the Wellington Investor, without the written consent of the Wellington Investor and (d) Subsections 5.9 and 5.10 and this clause (d) may not be amended, modified, terminated or waived without the written consent of RA Capital. Notwithstanding the foregoing, Schedule A hereto may be amended by the Company from time to time to add transferees of any Registrable Securities in compliance with the terms of this Agreement without the consent of the other parties.

(b) Notwithstanding any waiver of any of the provisions of Section 4, in the event any Major Investor that waived their rights under Section 4 actually purchases any New Securities in any offering by the Company (the “Waiving Holder”), then each Major Investor shall be permitted to participate in such offering and purchase a number of New Securities equal to the number of New Securities purchased by such Waiving Holders, multiplied by a fraction, the numerator of which is such Major Investor’s pro rata amount, and the denominator of which is the pro rata amount of the Waiving Holders, in accordance with Section 4 herein. This Section 6.6(b) may not be amended without the written consent of each Major Investor, and may not be waived in connection with the offering of New Securities without the written consent of each Major Investor that is not a Waiving Holder with respect to such offering.

(c) The Company shall give prompt notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination, or waiver. Any amendment, termination, or waiver effected in accordance with this Section 6.6 shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

6.7 Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

6.8 Aggregation of Shares. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

6.9 Entire Agreement. This Agreement (including any Schedules and Exhibits hereto) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled. Upon the effectiveness of this Agreement, the Prior Agreement shall be deemed amended and restated and superseded and replaced in its entirety by this Agreement and shall be of no further force or effect.

6.10 Dispute Resolution. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the federal and state courts located within the geographic boundaries of the State of Delaware for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement, (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the federal and state courts located within the geographic boundaries of the State of Delaware, and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court. The prevailing party shall be entitled to reasonable attorney’s fees, costs, and necessary disbursements in addition to any other relief to which such party may be entitled.

WAIVER OF JURY TRIAL: EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, THE SECURITIES OR THE SUBJECT MATTER HEREOF OR THEREOF. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

6.11 Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such nonbreaching or nondefaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first written above.

FORMA THERAPEUTICS HOLDINGS, INC.

By:	/s/ Frank Lee
Name: Frank D. Lee
Title: President and CEO

[Signature Page to Third Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTORS:

RA CAPITAL HEALTHCARE FUND, L.P.

By: RA Capital Healthcare Fund GP, LLC Its General Partner

By:	/s/ Peter Kolchinsky
Name: Peter Kolchinsky
Title: Manager

RA CAPITAL NEXUS FUND, L.P.

By: RA Capital Nexus Fund GP, LLC
Its General Partner

By:	/s/ Peter Kolchinsky
Name: Peter Kolchinsky
Title: Manager

BLACKWELL PARTNERS LLC - SERIES A

By:	/s/ Abayomi A. Adigun
Name: Abayomi A. Adigun
Title: Investment Manager
DUMAC, Inc., Authorized Agent

By:	/s/ Jannine M. Lall
Name: Jannine M. Lall
Title: Head of Finance & Controller
DUMAC, Inc., Authorized Agent

[Signature Page to Third Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

Janus Henderson Capital Funds plc on behalf of its series Janus Henderson Global Life Sciences Fund

By:	/s/ Andrew Acker
Name: Andrew Acker
Title: Portfolio Manager and Authorized Signatory

Janus Henderson Horizon Fund – Biotechnology Fund

By:	/s/ Andrew Acker
Name: Andrew Acker
Title: Portfolio Manager and Authorized Signatory

[Signature Page to Third Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

667, L.P.

By: BAKER BROS. ADVISORS LP, management company and investment adviser to 667, L.P., pursuant to authority granted to it by Baker Biotech Capital, L.P., general partner to 667, L.P., and not general partner.

By:	/s/ Scott L. Lessing
Scott L. Lessing
President

BAKER BROTHERS LIFE SCIENCES, L.P.

By: BAKER BROS. ADVISORS LP, management company and investment adviser to Baker Brothers Life Sciences, L.P., pursuant to authority granted to it by Baker Brothers Life Sciences Capital, L.P., general partner to Baker Brothers Life and not as the general partner.

By:	/s/ Scott L. Lessing
Scott L. Lessing
President

[Signature Page to Third Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

Cormorant Private Healthcare Fund II, LP

By: Cormorant Private Healthcare GP II, LLC

By: Bihua Chen, Managing Member of the GP

By:	/s/ Bihua Chen
Name: Bihua Chen
Title: Managing Member

Cormorant Global Healthcare Master Fund, LP

By: Cormorant Global Healthcare GP, LLC

By: Bihua Chen, Managing Member of the GP

By:	/s/ Bihua Chen
Name: Bihua Chen
Title: Managing Member

CRMA SPV, LP

By: Cormorant Asset Management, LP
Its: Attorney-In-Fact

By: Bihua Chen, CEO/Managing Member

By:	/s/ Bihua Chen
Name: Bihua Chen
Title: CEO

[Signature Page to Third Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

WELLINGTON BIOMEDICAL INNOVATION MASTER INVESTORS (CAYMAN) I L.P.

By: Wellington Management Company LLP, as investment advisor

By:	/s/ Valerie N. Tipping
Name: Valerie N. Tipping
Title: Managing Director & Counsel

[Signature Page to Third Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

SAMSARA BIOCAPITAL, L.P.

By: Samsara BioCapital GP, LLC, General Partner

By:	/s/ Srinivas Akkaraju
Name: Srinivas Akkaraju, MD, PhD
Title: Managing Member

[Signature Page to Third Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

Lilly Ventures Fund I LLC

By:	/s/ S. Edward Torres
Name: S. Edward Torres
Title: Managing Director

[Signature Page to Third Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

Novartis Bioventures Ltd.

By:	/s/ Beat Steffen
Name: Beat Steffen
Title: Authorized Signatory

By:	/s/ Bart Dzikowski
Name: Bart Dzikowski
Title: Secretary of the Board

[Signature Page to Third Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

/s/ Maximilian Dana Stone
Maximilian Dana Stone

[Signature Page to Third Amended and Restated Investors’ Rights Agreement]

IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Investors’ Rights Agreement as of the date first written above.

INVESTOR:

/s/ Cecilia Stone
Cecilia Stone

[Signature Page to Third Amended and Restated Investors’ Rights Agreement]

EXHIBIT A

INVESTORS

Name and Address
RA CAPITAL HEALTHCARE FUND, L.P. RA Capital Management, L.P. 200 Berkeley Street 18th Floor Boston, MA 02116 Attn: General Counsel

RA CAPITAL NEXUS FUND, L.P. RA Capital Management, L.P. 200 Berkeley Street 18th Floor Boston, MA 02116 Attn: General Counsel

BLACKWELL PARTNERS LLC – SERIES A Blackwell Partners LLC – Series A 280 S. Mangum Street Suite 210 Durham, NC 27701 Attn: Jannine Lall

667, L.P. 860 Washington St, 3rd Floor New York, NY 10014

BAKER BROTHERS LIFE SCIENCES, L.P. 860 Washington St, 3rd Floor New York, NY 10014

Cormorant Private Healthcare Fund II, LP 200 Clarendon Street, 52nd Floor Boston, MA 02116 Attn: Jake Abdolmohammadi

Cormorant Global Healthcare Master Fund, LP 200 Clarendon Street, 52nd Floor Boston, MA 02116 Attn: Jake Abdolmohammadi

CRMA SPV, LP PO Box 309, Ugland House Grand Cayman; KY1-1104 Cayman Islands Attn: Jake Abdolmohammadi

Wellington Biomedical Innovation Master Investors (Cayman) I L.P.

c/o Wellington Management Company LLP

Legal and Compliance
280 Congress Street
Boston, MA 02210
Attn: Peter McIsaac, Managing Director and Counsel
Email: #legal-ecm@wellington.com

With a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP 60 State Street

Boston, MA 02109

Attn: Jason L. Kropp

Email:jason.kropp@wilmerhale.com

Samsara BioCapital, L.P. 628 Middlefield Road Palo Alto, CA 94301

Janus Henderson Global Life Sciences Fund 151 Detroit Street Denver, CO 80206

Janus Henderson Horizon Biotechnology Fund 151 Detroit Street Denver, CO 80206

Novartis Bioventures Ltd., for the Novartis Option Fund 131 Front Street Hamilton HM 12 Bermuda

Biomedical Sciences Investment Fund Pte. Ltd. 250 North Bridge Road, #20-02 Raffles City Tower Singapore 17901

Lilly Ventures Fund I LLC 115 West Washington Street South Tower, Suite 1680 Indianapolis, IN 46204

Cubist Pharmaceuticals, Inc. 65 Hayden Avenue Lexington, MA 02421

Alexandria Real Estate Equities, Inc. 385 E. Colorado Blvd. Suite 299 Pasadena, CA 91101

Maximilian Dana Stone 4 Buttercup Lane Dover, MA 02030

Mercury Computer Systems, Inc. c/o Forma Therapeutics Holdings, Inc. 500 Arsenal Street Watertown, MA 02472

ATEL Ventures c/o Forma Therapeutics Holdings, Inc. 500 Arsenal Street Watertown, MA 02472

Cecilia Stone 4 Buttercup Lane Dover, MA 02030